Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Executive Vice President and Chief Financial Officer
davidgable@KEMET.com
864-963-6484

KEMET Announces Commitment for New Medium-Term Credit Facility

•                  Six-Year Term Loan priced at EURIBOR + 1.70%

•                  New Credit Facility will replace existing short-term credit facilities

Greenville, South Carolina (June 3, 2008) - KEMET Corporation (NYSE:KEM) today announced that it has reached agreement on the terms of a new medium-term credit facility in the principal amount of EUR 95.0 million with UniCredit Corporate Banking S.p.A. (“UniCredit”), a financial institution headquartered in Italy and part of the Milan-based UniCredit Group.  KEMET has received a Commitment Letter from UniCredit, and is in the process of finalizing the definitive loan documentation with the bank.

Under the terms of the new credit facility, KEMET will repay the principal amount in equal, semi-annual installments during the six-year term.  The credit facility will be priced at EURIBOR + 1.70%, and will be unsecured.  The use of proceeds from the new credit facility will be to refinance two existing short-term credit facilities with UniCredit totaling EUR 96.8 million and currently scheduled to mature in December 2008 and April 2009.

“We are pleased to announce this new financing arrangement with UniCredit,” stated Per Loof, Chief Executive Officer.  “This new credit facility will form an integral part of the Company’s capital structure, and better align the structure of the debt component of our balance sheet with the underlying financing needs of the Company.”

About KEMET

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information about KEMET can be found at http://www.kemet.com.